Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this registration statement on Form S-8 of Aeterna Zentaris Inc. of our report dated March 20, 2014 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Aeterna Zentaris Inc., which appears in Aeterna Zentaris Inc.’s annual report on Form 20-F for the financial year ended December 31, 2013.

Montréal, Quebec
December 10, 2014

1 CPA auditor, CA, public accountancy permit No. A119427

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PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l.
1250 René-Lévesque Boulevard West, Suite 2800, Montréal, Quebec, Canada H3B 2G4
T: +1 514 205 5000, F: +1 514 876 1502, www.pwc.com/ca
“PwC” refers to PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., an Ontario limited liability partnership.